EXHIBIT 99.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

First Amendment to Agreement and Plan of Merger made as of the 28th day of August, 2003, by and between FULTON FINANCIAL CORPORATION, a Pennsylvania business corporation having its administrative headquarters at One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604 (“Fulton”) and RESOURCE BANKSHARES CORPORATION, a Virginia corporation having its administrative headquarters at 3720 Virginia Beach Boulevard, Virginia Beach, Virginia 23452 (“Resource”).

BACKGROUND:

Fulton and Resource are parties to an Agreement and Plan of Merger dated as of August 25, 2003 (the “Merger Agreement”). The parties desire to amend the Merger Agreement to clarify and confirm that the declaration (and subsequent payment) of Resource’s regular dividend scheduled to be declared on October 1, 2003 (and paid thereafter) is to be permitted.

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

1. Section 5.10 of the Merger Agreement is hereby amended and restated as follows:

Between the date of this Agreement and the Effective Date, Resource shall not declare or pay cash dividends on the Resource Common Stock; provided, however, that Resource may declare (and subsequently pay) a dividend of up to $.17 per share (such amount to be adjusted appropriately with the September Split) on the Resource Common Stock on each of (i) October 1, 2003; (ii) January 2, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on Fulton Common Stock scheduled to be paid on or about January 15, 2004; (iii) April 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Fulton Common Stock scheduled to be paid on or about April 15, 2004; (iv) July 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Fulton Common Stock scheduled to be paid on or about July 15, 2004 and (v) October 1, 2004, provided that the Effective Date does not occur (or is not expected to occur) on or before the record date for the dividend on the Fulton Common Stock scheduled to be paid on or about October 15, 2004 (it being the intent of Fulton and Resource that Resource be permitted to pay a dividend on the Resource Common Stock on the dates indicated in subsections (ii), (iii), (iv) and (v) above only if the shareholders of Resource, upon becoming shareholders of Fulton, would not be entitled to receive a dividend on the Fulton Common Stock on the payment dates indicated in such subsections).

2. Except as hereinabove amended, the Merger Agreement is hereby reaffirmed and ratified in its entirety and shall remain in full force and effect. Should there be any conflict or ambiguity between the matters expressed in this First Amendment and the terms and conditions of the Merger Agreement, the parties intend that the provisions of this First Amendment shall prevail and supersede any such conflict or ambiguity.

3. This First Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

[SIGNATURE PAGE WILL FOLLOW]

IN WITNESS WHEREOF, the parties have caused this First Amendment to Agreement and Plan of Merger to be executed by their duly authorized officers all as of the day and year first above written.

FULTON FINANCIAL CORPORATION

By:	/S/ RICHARD J. ASHBY, JR.

RESOURCE BANKSHARES CORPORATION

By:	/S/ LAWRENCE N. SMITH